Exhibit 99.1

TEJON RANCH CO. REPORTS

FIRST QUARTER RESULTS OF OPERATIONS – 2007

TEJON RANCH, Calif., May 8, 2007 – Tejon Ranch Co. (NYSE:TRC) today announced an improvement in net operating results and revenues from operations for the first quarter of 2007 as compared to the first quarter of 2006. For the first quarter of 2007, the Company had net income of $447,000, or $0.03 per common share, compared to the net loss of $102,000, or $0.01 per common share during the first quarter of 2006. Revenue from operations for the first quarter of 2007 was $6,348,000 compared to $5,719,000 of revenue during the first quarter of 2006.

The growth in revenue during the first quarter of 2007 is due primarily to increased commercial/industrial real estate revenue. Commercial/industrial real estate revenue grew $728,000 due to the recognition of $561,000 of previously deferred revenue from 2006 land sales and an improvement in returns from the Company’s power plant lease. The recognition of deferred land sales revenue was tied to progress towards the completion of required infrastructure. Farming revenue, however, declined $99,000 during the first quarter of 2007 compared to the first quarter of 2006 due to the receipt in 2006, of additional 2005 grape crop revenue. Additionally, non-operating interest income improved due to an increase in the amount of funds invested and improved yields on those investments.

The improvement in net operating results for the first quarter of 2007 is due to the growth in revenues described above being partially offset by a slight increase in overall expenses. Commercial/industrial real estate expenses increased $271,000 during the first quarter of 2007 due to increased commercial water costs and higher staffing costs. Similarly, resort/residential real estate costs and farming costs increased slightly during the quarter due to higher staffing cost and increased water costs. Corporate general and administrative costs, however, decreased

$335,000 during the first quarter of 2007 due primarily to lower stock compensation costs. Stock compensation costs are lower during the first quarter of 2007 as compared to the same period of 2006 due to a lower number of performance share grants outstanding and to no new issuances of stock options.

As we move forward with our real estate vision, we expect to see an increase in costs related to professional service fees, planning costs, entitlement costs, and staffing costs. These real estate activities and related costs could continue over several years as we develop a small percentage of our land holdings. The actual timing and completion of entitlement and any development related activities are difficult to predict due to the uncertainties of the approval process and market factors.

The results for the first three months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and are difficult to predict from period to period. The Company also recognizes a significant amount of revenue in the third and fourth quarters of each year due to the seasonal nature of our agribusiness activities.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FIRST QUARTER ENDED MARCH 31

(In thousands, except earnings per share)

(Unaudited)

	2007	2006
Revenues
Real estate—commercial/industrial	$4,249	$3,521
Farming	2,099	2,198

Revenue from operations	6,348	5,719

Operating income
Real estate—commercial/industrial	1,572	1,115
Real estate—resort/residential	(772)	(748)
Farming	744	897

Income from operating segments	1,544	1,264
Interest income	860	623
Other income	8	16
Corporate expense	(1,862)	(2,197)

Operating income (loss) from operations before equity in earnings of unconsolidated joint ventures	550	(294)
Equity in earnings of unconsolidated joint ventures	202	121

Operating income (loss) before income tax expense (benefit)	752	(173)
Income tax expense (benefit)	305	(71)

Net income (loss)	$447	$(102)

Net income (loss) per share, basic	$0.03	$(0.01)

Net income (loss) per share, diluted	$0.03	$(0.01)

Weighted average number of shares outstanding:
Common stock	16,785,949	16,543,663
Common stock equivalents	720,564	977,550

Diluted shares outstanding	17,506,513	17,521,213

For the three months ended March 31, 2006, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.